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                                                                  EXHIBIT 99.1


PR News Wire Via Dow Jones

     LANCASTER, Pa., July 14 /PRNewswire/ -- Armstrong World Industries, Inc. (NYSE: ACK) today announced the following second-quarter results: Net earnings were $56.1 million, 4.9% below last year's reported net earnings of $58.9 million, while net earnings per diluted share of $1.38 were 3.5% below last year's reported net earnings of $1.43 per diluted share. The decline in earnings from the prior year reflected the effect of economic conditions in emerging markets, competitive activity in North American flooring, and higher corporate expense. Results for 1997 included an after-tax, one-time expense of $5.1 million ($0.13 per share) for uncollectible receivables and excess inventories at Dal-Tile, Inc., in which Armstrong had a 34.4% equity interest. Excluding the effects of this one-time charge in 1997, net earnings in 1998 were 12.5% below last year's $64.0 million and 11.5% below last year's $1.56 per share. On July 1, 1998, Armstrong completed the sale of 10.35 million shares of Dal-Tile at $8.50 per share, thereby reducing Armstrong's ownership in Dal-Title to 8.0 million shares, or a 15% equity interest. Sales of $555.6 million were 3.8% below last year's $577.4 million. The sales decline year-over-year was most evident in North American residential builder and base-grade sheet vinyl products but also encompassed lower sales to emerging market. In addition, sales of building products declined by 1.4% as lower sales to emerging markets and the U.S. retail segment more than offset increases in commercial sales in the Americas. Industry products sales fell by 2.7% primarily reflecting purchasing patterns for gaskets by automotive OEMS Operating income of $92.9 million was 5.1% below last year, or 10.2% below last year excluding the $5.5 million pre-tax, one-time expense related to Dal-Tile in 1997. Operating income in 1998 was 16.7% of sales compared to 17.9% in 1997, excluding the Dal-Tile expense. By industry segment, operating margins declined from 18.5% to 16.9% in flooring, were unchanged at 16.2% in building products, and rose from 16.7% to 17.2% in industry products.

     In a release on June 25, 1998, Armstrong announced that the impact of weak economic conditions in emerging markets as well as lower sales in its North American flooring business would result in second-quarter sales and earnings below last year's levels.

     For the six-month period ending June 30, 1998, Armstrong delivered the following results: Net earnings of $102.6 million were 1.8% less than the $104.4 million reported in 1997, or 6.4 below last year excluding 1997's second-quarter, one-time charge related to Dal-Tile. Net earnings in the first half of 1998 were $2.53 per diluted shares, equal to last year's




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first half of 1998 were $2.53 per diluted share, equal to last year's reported
$2.53. Excluding the Dal-Tile charge, last years net earnings were $109.5 million or $2.66 per diluted share in the comparable period. Sales were $1,098.7 million, slightly higher than last year's first half sales of $1,095.7 million. Operating income of $170.0 million was 1.6% below 1997's $172.7 million, or 4.6% below last year's $178.2 million excluding the one-time charge related to Dal-Tile, for the same period. Operating income was 15.5% of sales compared with 16.3% in the first half of 1997, excluding the one-time charge related to Dal-Tile. Armstrong's EVA(R) return on capital was 12.2% for the period, equal to last year's 12.2%. Returns for both the 1997 and 1998 periods exceeded the company's cost of capital. The calculation for 1997 included the expense related to Dal-Tile.

  Commenting on the quarter, George A. Lorch, Chairman and Chief Executive officer, said, "Our second quarter was especially disappointing in view of the excellent results we achieved in the first quarter. As previously indicated, the key factors were lower sales in emerging markets and especially lower North American flooring sales, primarily in the builder and base-grade product categories.

  "To answer the competitive flooring situation, we have already taken significant actions which produced volume gains in June. Moreover, our upperend sheet flooring strategy continued to perform well. In building products, we were very pleased to see the continued high operating profit margins on the strength of the U.S. commercial ceilings business. Throughout all our businesses, we continue to reduce costs and we are intensely focused on meeting our plans for the second half."

  In June, Armstrong announced public tender offers to acquire both Triangle Pacific Inc., a North American manufacturer and marketer of wood flooring and cabinets, and DLW AG, a German manufacturer of resilient flooring and commercial carpet. Speaking of these acquisitions, Mr. Lorch noted, "Our announcement of significant strategic acquisitions shows our commitment to maintain our leadership position in the building products industry. These announcements have been very well received by our customers, suppliers and employees."

  This news release contains forward-looking statements related to future sales growth and earnings opportunities. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including the company's ability to complete and successfully integrate its pending acquisitions, the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition, increases in raw material costs, interest and foreign exchange rates, changes from projected effective tax rates and the ultimate outcome of the company's asbestos-related litigation. Additional information which could affect the company's financial results is included in the 1997 Annual Report, Forms 10-K, 10-Q, and 8-K on file with the Securities and Exchange Commission.

  Notes to editors and analysis: The details which follow elaborate on Armstrong's second-quarter results.

  Sales. Second-quarter sales of $555.6 million were 3.8% lower than those in the second quarter of 1997. Without the currency translation impact of a stronger U.S. dollar, sales would have decreased 2.8%. Sales were lower by 3.8% in the Americas, notably in floor coverings. On the positive side, North American commercial ceiling sales were 5% higher while sales to the U.S. home center channel rose over 7%. European area sales declined about 2%, but were flat year over year excluding the effects of currency translation. A decline of almost 15% in the Pacific area, or 10% excluding currency translation, reflected weak economic conditions in that region.

  Cost of goods sold. The cost of goods sold in the second quarter was 65.1% of sales compared with 65.5% in the second quarter of 1997. The primary favorable

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sale compared with 65.5% in the second quarter of 1997. The primary favorable factor in the cost improvement was raw material costs, most notably in floor coverings. Second-quarter SG&A expenses were 19.0% of sales, slightly lower than the 19.2% recorded in the first quarter of 1998 but higher than last year's 17.4% in the second quarter primarily due to the lower sales level and higher advertising costs.

     Industry segment results:

          Floor Coverings. 1998 second-quarter sales of $286.3 million were 5.6% below 1997's second quarter. The sales decline of 9% in residential sheet flooring sales reflected lower volume in addition to competitive pressure. Sales through the home center channel, including strong laminate sales, were higher by 9%, but well below the 30% increase seen in the first quarter of 1998. In Europe, sales volume declines, primarily in Eastern Europe and Russia, were partially offset by gains in the U.K. Operating profits declined almost 14% to $48.3 million as lower sales volume was partially offset by lower raw material prices and other efficiencies.

          Building Products. 1998 second-quarter sales of $187.3 million decreased 1.4% when compared with 1997's second quarter. Lower North American export sales to Asia as well as sales of retail products in the Americas were only partially offset by a 5% increase in commercial sales in the Americas. Operating margins remained at 16.2% reflecting cost cutting efforts and better performance in metal and soft-fiber ceilings in Europe.

          Industry Products. 1998 second-quarter sales of $82.0 million declined 2.7% from last year's second quarter. However, without the currency translation impact of the stronger U.S. dollar, sales would have declined less than 1%. Insulation products sales were slightly higher excluding currency translation, but this increase was more than offset by lower North American gasket sales due to weaker automotive OEM purchases. The segment's operating margin of 17.2% rose from last year's 16.7% due to continued cost improvements.

          Ceramic Tile. Second-quarter ceramic tile income of $1.4 million represented Armstrong's 34.4% share of income anticipated to be earned at Dal-Tile net of the amortization of Armstrong's initial investment in Dal-Tile over the underlying equity in net assets of the business combination. On July 1, 1998, Armstrong settled its sale of 10,350,000 shares of Dal-Tile for $8.50 per share which had been announced in June. The sale reduced Armstrong's ownership interest in Dal-Tile to approximately 15%, and in accordance with generally accepted accounting principles, this interest will be accounted for on
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a cost basis with no equity income recorded going forward.

     Unallocated corporate expense. The year-to-year increase of $2.4 million included higher costs for computer systems, equipment, and facility rentals partially offset by a higher pension credit and lower consulting costs.